Exhibit 99.01



FOR IMMEDIATE RELEASE
September 10, 1998
Contact:  Tim Rigas, Adelphia Communications Corporation, (814) 274-9830


  ADELPHIA, A JOHN RIGAS FAMILY PARTNERSHIP, AND TCI SIGN DEFINITIVE AGREEMENTS

COUDERSPORT, PA, - Adelphia Communications Corporation ("Adelphia") announced today that it has entered into a definitive agreement to merge a subsidiary of Adelphia with the subsidiary of Tele-Communications, Inc. ("TCI") that holds an interest in Syracuse Hilton Head Holdings, L.P. ("SHHH, L.P."), an Adelphia managed partnership controlled by the family of John Rigas. TCI will receive 2,250,000 newly issued shares of Adelphia Communications Corporation Class A Common Stock as a result of the merger. Simultaneously, Adelphia and SHHH, L.P. agreed to distribute certain SHHH, L.P. cable systems in Virginia and North Carolina (the "Systems") to Adelphia, in exchange for the interest acquired by Adelphia from TCI as described above, the remainder of Adelphia's minority equity interests in SHHH, L.P, and certain affiliate receivables owed to Adelphia. The Systems are being distributed to Adelphia without indebtedness. Pro forma for the rate increases that went into effect on August 1, 1998, the Systems generate approximately $9.6 million in annualized operating cash flow. Adelphia's Board of Directors received a fairness opinion in connection with the transactions.

Adelphia anticipates that all of the transactions noted above will close in the quarter ended December 31, 1998.

Adelphia's Class A Common Stock is traded on the National Market tier of the Nasdaq Stock Market under the symbol ADLAC.